Exhibit 99.1

Superior Industries Announces the Appointment of Michael Dorah as

Senior Vice President, President North America

SOUTHFIELD, MICHIGAN – December 18, 2020 – Superior Industries International, Inc. (NYSE:SUP), one of the world’s leading aluminum wheel suppliers for OEMs and the European aftermarket, today announced the appointment of Michael Dorah as Senior Vice President, President North America, effective January 11, 2021.

“Michael has deep experience in operational leadership roles within the automotive sector and a track record of delivering results. We believe his qualifications will allow him to play an integral role in leading our North American organization and strengthen our global team. We are excited to welcome him to Superior,” said Majdi Abulaban, Superior’s Chief Executive Officer.

Mr. Dorah has served in various leadership and operational roles at Tier 1 automotive suppliers for more than 25 years. During his career, he led global manufacturing operations, including 23 manufacturing sites in the Americas and Europe, and he served as an expatriate in Brazil for 6 years. Most recently, Mr. Dorah was SVP of Manufacturing Systems for Delphi Technologies. Prior to Delphi Technologies, he served as VP of Operations at Chassix, and VP and General Manager for Acument Global Technologies Brazilian operations, based in Brazil. Early in his career, Mr Dorah held numerous positions of increasing responsibility with American Axel & Manufacturing, Inc. His educational background includes a Master of Science in Materials Engineering and a Master of Business Administration in Operations Management, both from the Massachusetts Institute of Technology.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team partners with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Contacts:

Superior Investor Relations:

Troy Ford

(248) 234-7104

Investor.Relations@supind.com